EXHIBIT 10.1

December 13, 2000

Mr. Gary W. Ampulski
405 St. Andrews Lane
Gurnee, IL 60031

     Dear Gary:

    Pursuant to our recent discussions, this letter sets forth the terms of your employment with TAB Products Co. (the "Company").

    1.  POSITION: You will be employed by the Company as its President and Chief Executive Officer, reporting to the Company's Board of Directors (the "Board"). The Company will undertake reasonable efforts to have you elected to the Board during your employment, and you agree that upon the termination of your employment for any reason you shall promptly resign from the Board. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company. However, you shall be entitled to engage in other professional activities, including, but not limited to, participating on other boards of directors (provided that you give advance written notice to the Board of your participation on such other boards), which activities do not materially interfere with the performance of your duties for the Company. Your duties shall include, but not be limited to, the overall general management of the Company, as well as other reasonable duties that may be assigned to you from time to time by the Board.

    2.  TERM OF EMPLOYMENT: Your employment with the Company shall start on January 1, 2001, will be for no specified term, and may be terminated by you or the Company at any time, with or without cause, subject to Paragraphs 4 and 5 below.

    3.  COMPENSATION: You will be compensated by the Company for your services as set forth below. All amounts paid to you by the Company or other compensation realized by you will be subject to applicable income and employment withholding taxes.

      (a) SALARY: During your employment you will be paid an annual base salary of $350,000 in accordance with the Company's normal payroll procedures. Your base salary may be increased from time to time at the discretion of the Board.

      (b) INCENTIVE BONUS: Commencing with the Company's fiscal year beginning on or about June 1, 2001, you will be eligible to receive annual bonuses based upon the Company's achievement of various financial and/or other goals established by the Board and you. For each Company fiscal year commencing with the fiscal year beginning on or about June 1, 2001, you will be eligible for a bonus of up to 100% of your annual base salary paid during that fiscal year, with a target bonus equal to 60% of your annual base salary paid during that fiscal year. The goals that govern your bonus eligibility for a fiscal year will be agreed upon by the Board and you and confirmed in writing no later than 30 days following the start of such Company fiscal year. To the extent earned, bonuses pursuant to this paragraph will be paid to you 45 days after the later of (i) the end of the applicable fiscal year or (ii) the date on which the financial or other data necessary to determine your entitlement to the bonus are provided to the Board.

      (c) HIRE-ON BONUS: In view of the fact that by leaving your immediate past employer before March 31, 2001, you will forfeit the bonus you will have earned in your position with such employer, the Company will pay you on March 1, 2001, an equivalent bonus but not to exceed $150,000, provided, however, that if you leave the Company voluntarily within a year of your date of employment you will repay to the Company one half of the hire-on bonus.

      (d) RETENTION BONUS: Provided that your employment with the Company has not terminated prior to December 1, 2001 other than by reason of your termination by the Company without Cause (as defined below) or your resignation for Good Reason (as defined below), the Company will pay to you on December 1, 2001 a retention bonus of $87,500.

      (e) BENEFITS: You will have the right, on the same basis as other executive employees of the Company, to participate in and to receive benefits under the Company's executive medical program and other group insurance plans, as well as under the Company's 401(k) plan and business expense reimbursement policy.

      (f)  VACATION: You will accrue four weeks' vacation per year which may be used at times that are mutually convenient and reasonable for both you and the Company.

      (g) STOCK OPTION: You will be granted the option (the "Option") to purchase 260,000 shares of the Company's common stock at an exercise price per share equal to the closing price per share as reported in The Wall Street Journal on the earlier of (i) the date of the start of your employment or (ii) the date of your initial election or appointment to the Board. The foregoing number of shares and exercise price will be subject to appropriate adjustments if there is any stock split, reverse stock split or other change in the Company's capital structure. The Option will expire ten years after its grant date. Subject to your continued employment with the Company, except as otherwise provided in the Change of Control Agreement of even date herewith between you and the Company (the "Change of Control Agreement"), on each respective vesting date, one quarter of the Option will vest on each of the first four anniversary dates of the start of your employment. Except as provided herein or in the Change of Control Agreement, the Option shall be governed by and subject to the terms and conditions of a stock option agreement (which you will be required to sign as a condition of the issuance of the Option) substantially in the form attached hereto as EXHIBIT A; provided, however, that in the event that you are initially elected or appointed to the Board prior to the date on which your employment with the Company commences, you shall be granted automatically on the date of such initial election or appointment an option in accordance with the terms of the Company's 1996 Outside Directors Stock Option Plan, and the number of shares subject to such option shall be credited toward the Option called for by this subparagraph 3(g).

      (h) TEMPORARY COMMUTING AND LIVING EXPENSES: The Company will reimburse you in accordance with its regular reimbursement procedures for your reasonable, temporary expenses of commuting between the San Jose area and your current home and reasonable, temporary living expenses in the San Jose area.

      (i)  LOAN: On or before the date sixty (60) days following the date of your termination of employment with Moore U.S.A. Inc. ("Moore"), the Company will lend you (the "Loan") an amount equal to the outstanding balance (as established by documentation satisfactory to the Company but not to exceed $150,000) of the loan you received from Moore, as described in the Letter of Understanding between you and Moore, dated February 4, 1997, a copy of which is attached hereto as EXHIBIT B (the "Moore Letter"), to enable you to repay such loan as required by the Moore Letter. The Loan shall be made and secured upon terms and conditions substantially equivalent to those set forth in the Moore Letter by substituting the Company in lieu of references to Moore therein and in the repayment schedule referred to in the Moore Letter; provided, however, that (i) the maximum repayment period of the Loan shall not extend beyond the end of the maximum seven (7) year repayment period called for in paragraph 1 of the Moore Letter and (ii) the lump sum payment requirement set forth in paragraph 1 of the Moore Letter shall be contingent upon your eligibility during the applicable year of the Loan to receive any one or more bonus payments from the Company at least equal to the amount of the lump sum payment. Notwithstanding the foregoing, the entire outstanding balance of Loan shall become immediately due and payable on the date sixty (60) days following your termination of employment with the Company for any reason. On and after such date, the Company shall have the unconditional right to reduce any payments owed to you pursuant to this Agreement or pursuant to the Change of Control Agreement by the amount of the then outstanding balance of principal and interest under the Loan, and you hereby agree to consent to such right. As a condition to making the Loan to you, you shall execute a promissory note in favor of and in a form acceptable to the Company and any other applicable Loan documentation reasonably requested by the Company.

    4.  TERMINATION RESULTING FROM RESIGNATION, DEATH OR DISABILITY: In the event that you voluntarily resign from your employment with the Company, or in the event that your employment terminates as a result of your death or Disability (as defined below), you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination, except that you will not be entitled to any pro rated portion of your incentive bonus for that fiscal year. You agree that in the event you voluntarily terminate your employment with the Company for any reason, you will provide the Company with thirty days' written notice of your resignation. The Company may, in its sole discretion, elect to waive all or part of such notice period and accept your resignation at an earlier date. For the purposes of this Agreement, "Disability" means your inability to perform your duties as an employee of the Company as a result of your incapacity or mental impairment for any 120 days (not necessarily consecutive) in any one year period.

    5.  TERMINATION BY THE COMPANY

      (a) TERMINATION FOR CAUSE: Your employment may be terminated by the Company for Cause (as defined below). If your employment is terminated by the Company for Cause, you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination, except that you will not be entitled to any pro rated portion of your incentive bonus for that fiscal year.

      For the purposes of this Agreement, a termination for "Cause" occurs if you are terminated for any of the following reasons:

        (i)  your theft, dishonesty, misconduct or intentional falsification of any employment or Company records;

        (ii) your intentional and improper disclosure or use of the Company's confidential or proprietary information;

        (iii) any action by you that has a material detrimental effect on the Company's reputation or business;

        (iv) your failure or inability to perform any assigned duty reasonably expected of a president or chief executive officer after written notice from the Board to you and a reasonable opportunity to cure such failure or inability; or

        (v) your conviction (including any plea of guilty or nolo contendere) for any criminal act that impairs your ability to perform your duties for the Company.

      (b) TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON: Except as otherwise provided by the Change of Control Agreement in circumstances governed by such agreement, if your employment is terminated by the Company without Cause (and not as a result of your death or Disability), or in the event that you resign for Good Reason (as defined below), you shall be entitled to receive the following:

        (i)  Severance payments equal to the sum of: (1) an amount equal to two times your annual base salary determined on the basis of your base salary rate in effect immediately prior to your termination of employment with the Company and (2) whichever of the following is applicable as of the date of your termination of employment with the Company:

          (A) provided that you have completed at least two full fiscal years of employment with the Company, an amount equal to two times the average of the annual incentive bonuses pursuant to subparagraph 3(b) above actually earned by you for the two fiscal years of the Company preceding the fiscal year of your termination of employment; or

          (B) provided that you have completed at least one full fiscal year of employment with the Company but less than two full fiscal years of such employment, an amount equal to two times the annual incentive bonus pursuant to subparagraph 3(b) above actually earned by you for the fiscal year of the Company preceding the fiscal year of your termination of employment; or

          (C) provided that you have completed less than one full fiscal year of employment with the Company, an amount equal to $300,000.

    The foregoing severance payments described in subparagraph 5(b)(i) shall be paid to you in accordance with the Company's normal payroll procedures pro rata over the period of 24 months following the date of your termination without Cause or resignation for Good Reason.

        (ii) Except in the event that subparagraph 5(b)(i)(C) is applicable, you shall also be entitled to receive as a severance payment that portion of the incentive bonus pursuant to subparagraph 3(b) above, if any, you will have earned for the fiscal year of your termination on the basis of the achievement of the agreed upon goals for the fiscal year of your termination, such portion to be pro rated to the date of your termination without Cause or resignation for Good Reason.

        (iii) In addition to the foregoing, in the event of your termination without Cause or resignation for Good Reason prior to December 1, 2001, you shall be entitled to receive as a severance payment the retention bonus pursuant to subparagraph 3(d).

        (iv) In addition to the foregoing, you shall be entitled to receive a portion of the compensation specified in subparagraphs 3(e) (BENEFITS) and 3(f) (VACATION), pro rated to the date of your termination without Cause or resignation for Good Reason.

  Your right to receive the severance payments described in this subparagraph 5 (b) shall be conditioned upon your execution and delivery of a general release of claims in a form satisfactory to the Company. This subparagraph 5 (b) shall not apply in the event of your termination for Cause, your resignation other than for Good Reason, or the termination of your employment as a result of your death or Disability.

      (c) GOOD REASON: For purposes of this Agreement, "Good Reason" means any of the following conditions, which condition(s) remain(s) in effect ten (10) days after written notice to the Board from you of such condition(s):

        (i)  Without your express written consent, the assignment to you of any significant duties or the significant reduction of your duties, either of which is materially inconsistent with your position with the Company and responsibilities in effect immediately prior to such assignment or reduction, or your removal from such position and responsibilities, which is not effected for death, Disability or for Cause;

        (ii) Without your express written consent, any reduction by the Company in your base salary rate and/or maximum incentive bonus (subject, however, to satisfaction of applicable goals with respect to the actual amount of incentive bonus earned) as in effect immediately prior to such reduction; or

        (iii) Without the your express written consent, any reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction, other than a reduction applied generally to executive officers of the Company.

      (d) COBRA: If you become entitled to severance payments pursuant to subparagraph 5 (b) (TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON) and you elect continued medical insurance coverage in accordance with the Consolidated Omnibus Budget

  Reconciliation Act of 1985 ("COBRA"), the Company shall pay your COBRA premiums for eighteen (18) months or until you have medical insurance coverage from another employer, whichever is less. If your medical coverage immediately prior to the date of your termination included your dependents, the Company paid COBRA premiums shall include premiums for such dependents.

    6.  CONFIDENTIAL AND PROPRIETARY INFORMATION: As a condition of your employment, you agree to sign the Company's standard form of employee confidentiality and assignment of inventions agreement.

    7.  COVENANT REGARDING NONSOLICITATION: For a period of one (1) year following your termination of employment for any reason, you agree that you will not recruit, solicit, or invite the solicitation of any employees of the Company to terminate their employment with the Company.

    8.  DISPUTE RESOLUTION: In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this Agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, disability or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in the County in which the principal executive offices of the Company are located. You and the Company hereby knowingly and willingly waive your respective rights to have any such disputes or claims tried to a judge or jury; provided, however, that this arbitration provision shall not apply to any claims for injunctive relief by you or the Company.

    9.  INTERPRETATION: This Agreement shall be interpreted in accordance with and governed by the laws of the State in which the principal executive offices of the Company are located.

    10. SUCCESSORS AND ASSIGNMENT: Any successor (or parent thereof) to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor (or parent thereof) to the Company's business and/or assets which executes and delivers the assumption agreement described in this paragraph or which becomes bound by the terms of this Agreement by operation of law. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your rights or obligations under this Agreement.

    11. ENTIRE AGREEMENT: This Agreement, the agreements referred to above and the Change of Control Agreement signed by you and an authorized member of the Board constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral.

    12. MODIFICATION: This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized member of the Board.

Sincerely,

TAB Products Co.
By:	/s/ HANS A. WOLF Hans A. Wolf, Chairman of the Board	12/13/2000 Date
I agree and hereby accept employment with TAB Products Co. on the terms and conditions set forth in this Agreement.
/s/ GARY W. AMPULSKI Gary W. Ampulski		12/13/2000 Date